Exhibit 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in the registration statement on Form S-8 of 24/7 Media, Inc. of our reports dated, June 2, 1998, except for Note 13, which is as of July 20, 1998, relating to the balance sheets of 24/7 Media, Inc. as of December 31, 1996 and 1997, and the related statements of operations, shareholder's equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule dated August 12, 1998, which reports appear in the Form S-1 of 24/7 Media, Inc. dated August 12, 1998.


                                                           KPMG PEAT MARWICK LLP

New York, New York
November 9, 1998



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